Exhibit 99.1

Cullinan Therapeutics Provides Corporate Update and Reports Second Quarter 2025 Financial Results

CLN-978 program now actively enrolling across Phase 1 studies in systemic lupus erythematosus (SLE), rheumatoid arthritis (RA) and Sjögren’s disease

BCMA-directed bispecific T cell engager velinotamig in-licensed from Genrix Bio

Zipalertinib REZILIENT1 pivotal results shared in oral presentation at ASCO 2025 and in Journal of Clinical Oncology; multiple new data sets across a range of disease settings to be shared at IASLC 2025 WCLC and ESMO Congress 2025

Company appoints Mittie Doyle, M.D., and Andrew Allen, M.D., Ph.D., to its Board of Directors

CAMBRIDGE, Mass. August 7, 2025 (GLOBE NEWSWIRE) -- Cullinan Therapeutics, Inc. (Nasdaq: CGEM; “Cullinan”), a biopharmaceutical company focused on developing modality-agnostic targeted therapies, today provided an update on recent and anticipated business highlights and announced its financial results for the second quarter ended June 30, 2025.

“I am proud of the team’s strong execution throughout the first half of the year as we continue to advance the CLN-978 program across three active studies in SLE, RA, and Sjögren’s disease. With the addition of velinotamig, we further solidified our leadership position in the development of T cell engagers for autoimmune diseases. With these two programs, our portfolio covers the entire breadth of the B cell compartment. Recent data presented at the European Alliance of Associations for Rheumatology (EULAR) meeting reinforced the potential of T cell engagers as disease-modifying therapies across a wide spectrum of autoimmune diseases,” said Nadim Ahmed, Chief Executive Officer of Cullinan Therapeutics.

“We also continue making important progress across our oncology portfolio, recently sharing results from the pivotal Phase 2b portion of the REZILIENT1 study of zipalertinib at the 2025 ASCO Annual Meeting, and we look forward to sharing multiple new data sets at upcoming medical conferences. Pending discussions with the U.S. FDA, our partner Taiho plans to submit an NDA in relapsed EGFR ex20ins NSCLC later this year and expects to complete enrollment of the frontline study REZILIENT3 in the first half of 2026. We also plan to share clinical data for CLN-049, our FLT3xCD3 bispecific T cell engager, in patients with relapsed/refractory AML and MDS later this year. With $510.9 million in cash and investments and runway into 2028, we have the resources to generate multiple value-driving catalysts near term and beyond across both our immunology and oncology programs. Lastly, I am pleased to welcome Drs. Mittie Doyle and Andrew Allen to our Board of Directors. They are proven leaders with deep strategic and development expertise in immunology and oncology, respectively, and I believe their contributions will be invaluable as we continue to advance our programs. I would also like to thank Drs. Anne-Marie Martin and David Ryan for their contributions to our progress and success over the last several years.”

Portfolio Highlights

Immunology

•
CLN-978 (CD19xCD3 bispecific T cell engager): Systemic lupus erythematosus, rheumatoid arthritis, and Sjögren’s disease
o
The global Phase 1 study in patients with moderate to severe SLE is enrolling in the United States, Europe, and Australia, and the Company plans to share initial safety data and B cell depletion data from Part A of the study in Q4 2025.
o
The Phase 1 study in patients with active, difficult-to-treat rheumatoid arthritis is enrolling in Europe. This company-sponsored study is being led by sites at FAU Erlangen-Nuremberg in Germany and Università Cattolica del Sacro Cuore in Italy. The Company plans to share initial data from this study during the first half of 2026.
o
The global Phase 1 study in patients with active, moderate to severe Sjögren’s disease is enrolling in the U.S. and is now also active in Europe following recent regulatory approval.

•
Velinotamig (BCMAxCD3 bispecific T cell engager): Autoimmune diseases
o
In June 2025, the Company entered into an agreement with Genrix Bio for an exclusive global (ex-Greater China) license to velinotamig. Under the agreement, Cullinan paid Genrix Bio an upfront license fee of $20 million. In the future, Genrix Bio will also be eligible to receive up to $292 million in development and regulatory milestones plus up to an additional $400 million in sales-based milestones, as well as tiered royalties on potential ex-Greater China net sales.
o
Genrix Bio plans to initiate a Phase 1 study in patients with autoimmune diseases in China by the end of 2025. Cullinan intends to use the data generated to accelerate global clinical development of the program. Following the completion of the Genrix Bio Phase 1 study, Cullinan will conduct all further development of velinotamig in autoimmune diseases.

Oncology

•
Zipalertinib (EGFR ex20ins inhibitor), collaboration with Taiho Oncology: EGFR ex20ins NSCLC
o
In June 2025, results from the pivotal Phase 2b portion of REZILIENT1 in patients with EGFR ex20ins NSCLC who have received prior therapy were shared at the 2025 ASCO Annual Meeting and published simultaneously in the Journal of Clinical Oncology. Cullinan plans to share updated efficacy and safety data in patients previously treated with amivantamab during a mini oral abstract session at the IASLC 2025 WCLC.
o
Pending discussions with the U.S. Food and Drug Administration, Taiho plans to submit an NDA in relapsed EGFR ex20ins NSCLC by the end of 2025. Taiho expects to complete enrollment of the pivotal study REZILIENT3 in 1L EGFR ex20ins NSCLC in the first half of 2026.
o
Taiho plans to share initial data from the REZILIENT2 cohort exploring zipalertinib in patients with uncommon EGFR mutations during a mini oral abstract session at the IASLC 2025 WCLC. Taiho also plans to share initial data from the REZILIENT2 cohort exploring zipalertinib in patients with active brain metastases at the ESMO Congress 2025.

•
CLN-049 (FLT3xCD3 bispecific T cell engager): Acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS)
o
Enrollment continues in the Phase 1 study in patients with relapsed/refractory AML or MDS and the company plans to share clinical data from this study in Q4 2025.
o
Enrollment also continues in the Phase 1 study in patients with measurable minimal residual disease in AML.
•
CLN-619 (Anti-MICA/MICB monoclonal antibody): NSCLC and multiple myeloma
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Enrollment continues in the Phase 1 expansion cohorts in patients with NSCLC and the Phase 1 study in patients with relapsed/refractory multiple myeloma.
•
CLN-617 (IL-2 and IL-12 cytokine fusion protein): Solid tumors
o
Enrollment continues in the Phase 1 study in patients with advanced solid tumors.

Corporate Updates

•
Mittie Doyle, M.D., and Andrew Allen, M.D., Ph.D., were appointed to the Board of Directors, effective August 7, 2025. Both board directors bring significant leadership experience, with Dr. Doyle having extensive immunology clinical development expertise, and Dr. Allen with extensive oncology clinical development experience. Anne-Marie Martin, Ph.D., and David Ryan, M.D., will resign from Cullinan’s Board of Directors effective August 7, 2025.

Second Quarter 2025 Financial Results

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Cash Position: Cash, cash equivalents, short- and long-term investments, and interest receivable were $510.9 million as of June 30, 2025. Cullinan continues to expect its cash resources to provide runway into 2028 based on its current operating plan.
•
R&D Expenses: Research and development expenses were $61.0 million for the second quarter of 2025, compared to $36.3 million for the same period in 2024.
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G&A Expenses: General and administrative expenses were $14.8 million for the second quarter of 2025, compared to $13.8 million for the same period in 2024.
•
Net Loss: Net loss attributable to Cullinan was $70.1 million for the second quarter of 2025, compared to $42.0 million for the same period in 2024.

About Cullinan Therapeutics

Cullinan Therapeutics, Inc. (Nasdaq: CGEM) is a biopharmaceutical company dedicated to creating new standards of care for patients. Cullinan has strategically built a diversified portfolio of clinical-stage assets that inhibit key drivers of disease or harness the immune system to eliminate diseased cells in both autoimmune diseases and cancer. Cullinan’s portfolio encompasses a wide range of modalities, each with the potential to be best and/or first in class. Anchored in a deep understanding of oncology, immunology, and translational medicine, we create differentiated ideas, identify the most appropriate targets, and select the optimal modality to develop transformative therapeutics across a wide variety of autoimmune and cancer indications. We push conventional boundaries from candidate selection to differentiated therapeutic, applying rigorous go/no go criteria at each stage of development to fast-track only the most promising molecules to the clinic and, ultimately, commercialization. With deep scientific expertise, our teams exercise creativity and urgency to deliver on our promise to bring new therapeutic solutions to patients. Learn more about Cullinan at https://cullinantherapeutics.com/, and follow us on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding the company’s beliefs and expectations regarding: our preclinical and clinical developments plans and timelines for our product candidates, the clinical and therapeutic potential of our product candidates, the strategy of our product candidates, our research and development activities, our plans regarding future data presentations, our cash runway, and other statements that are not historical facts. The words “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “potential,” “project,” “pursue,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events and are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: uncertainty regarding the timing and results of regulatory submissions; the risk that any INDs, NDAs or other global regulatory submissions we may file with the United States Food and Drug Administration or other global regulatory agencies are not cleared on our expected timelines, or at all; the success of our clinical trials and preclinical studies; the risks related to our ability to protect and maintain our intellectual property position; the risks related to manufacturing, supply, and distribution of our product candidates; the risk that any one or more of our product candidates, including those that are co-developed, will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; the effect of changes in global economic conditions, including uncertainties related to international trade policies, tariffs and supply chain dynamics on our business and operations; and the success of any collaboration, partnership, license or similar agreements. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except to the extent required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Moreover, except as required by law, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made.

Cullinan Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	June 30, 2025	December 31, 2024
Cash, cash equivalents, investments, and interest receivable	$510,898	$606,917
Total assets	$520,329	$621,824
Total current liabilities	$28,058	$30,647
Total liabilities	$28,183	$31,496
Total stockholders’ equity	$492,146	$590,328

Cullinan Therapeutics, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$61,030	$36,259	$102,489	$66,905
General and administrative	14,768	13,768	28,305	26,111
Total operating expenses	75,798	50,027	130,794	93,016
Loss from operations	(75,798)	(50,027)	(130,794)	(93,016)
Other income (expense):
Interest income	5,924	8,071	12,504	13,764
Other income (expense), net	(181)	(72)	(266)	(116)
Net loss	(70,055)	(42,028)	(118,556)	(79,368)
Net loss attributable to noncontrolling interests	—	—	—	(192)
Net loss attributable to Cullinan	$(70,055)	$(42,028)	$(118,556)	$(79,176)

Basic and diluted net loss per share attributable to Cullinan:
Common stock	$(1.07)	$(0.68)	$(1.81)	$(1.43)
Preferred stock	$(10.70)	$(6.83)	$(18.12)	$(14.26)
Weighted-average shares used in computing net loss per share attributable to Cullinan:
Common stock	59,015	55,052	58,960	49,031
Preferred stock	648	648	648	648

Contacts:

Investors

Nick Smith

+1 401.241.3516

nsmith@cullinantx.com

Media

Rose Weldon

+1 215.801.7644

rweldon@cullinantx.com